MEMBER SERVICES AGREEMENT


               AGREEMENT, made as of the [1st] day of [October], 2008, by and between ROBECO SECURITIES, L.L.C., as servicing agent ("Service Agent"), and ROBECO-SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C., a Delaware limited liability company (the "Fund").

                                   WITNESSETH:

               WHEREAS,  the Fund is registered under the Investment Company Act
of  1940,  as  amended  (the   "Investment   Company  Act"),  as  a  closed-end,
non-diversified, management investment company; and

               WHEREAS, the Fund wishes to retain the Service Agent to facilitate and assist in the provision by broker-dealers and financial advisers of personal investor services and account maintenance services ("Member
Services") to members of the Fund ("Members") that are customers of such broker-dealers and financial advisors;

               NOW, THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

               Section 1. APPOINTMENT OF THE SERVICE AGENT.

               (a) The Fund hereby authorizes the Service Agent to supply Member Services and/or to retain broker-dealers and financial advisors whose clients purchase units of limited liability company interests in the Fund ("Units") to provide Member Services to Members who are customers of such broker-dealers and financial advisors (the "Member Service Providers"). Member Services shall include, but shall not be limited to:

               (i)  handling   inquiries   from  Members   regarding  the  Fund,
                    including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;

              (ii) assisting in the enhancement of communications between Members and the Fund;

             (iii) notifying the Fund of any changes to Member information, such as changes of address; and

              (iv) providing such other information and Member Services as may be reasonably requested by the Fund or, in the case of Member Service Providers, by the Service Agent.

               Section 2. MEMBER SERVICING FEE.

               (a) In recognition of the provision of Member Services by the Service Agent and the payments the Service Agent will make to the Member Service Providers that provide


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Member  Services (if any),  the Fund will pay the Service  Agent a quarterly fee computed at the annual rate of 0.15% of the average net assets of the Fund during the calendar quarter (the "Member Servicing Fee").

               (b) In accordance with applicable NASD Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by the NASD, no payments will be made to the Service Agent under this agreement to the extent payments made to the Service Agent and Member Service Providers exceed, in the aggregate, 6% of the total proceeds proposed to be received by the Fund in respect of sales of Units registered under the Fund's registration statement on Form N-2.

               (c) The Service Agent may pay amounts pursuant to this Section 2 to any affiliated person of the Service Agent if such affiliated person is a Member Service Provider.

               Section 3. DUTIES OF THE SERVICE AGENT.

               (a) The Service Agent shall provide Member Services to Members that are customers of the Service Agent.

               (b) The Service Agent agrees, at the request of the Fund, to retain the Member Service Providers to provide Member Services to their customers who are Members and to compensate such Member Service Providers for their services.

               (c) The Service Agent shall report to the Board of Managers of the Fund (the "Board") at least annually, or more frequently as requested by the Board, regarding: (i) the nature of the Member Services provided by the Service Agent and the Member Service Providers (if any); (ii) the amount of payments made by the Service Agent to such Member Service Providers (if any); and (iii) the aggregate amount of Member Servicing Fees paid by the Fund.

               Section 4. LIABILITY OF THE FUND.

               The Service Agent understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or any person serving on the Board (a "Manager") personally, but bind only the Fund and the Fund's property. The Service Agent represents that it has notice of the provisions of the Fund's Limited Liability Agreement disclaiming Member and Manager liability for acts and obligations of the Fund.

               Section 5. DURATION.

               This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to paragraph 6 or 7 hereof.

               Section 6. ASSIGNMENTS OR AMENDMENT.

                  This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Managers or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those Managers who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for


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the purpose of voting on such approval.  This Agreement shall  automatically and immediately terminate in the event of its assignment.

               Section 7. TERMINATION.

               This Agreement may be terminated at any time, without the payment of any penalty, by the Managers or by vote of a majority of the outstanding voting securities of the Fund, or by the Service Agent, on sixty days' written notice to the other party. Any termination of this Agreement shall not affect the obligation of the Fund to pay any Member Servicing Fees to the Service Agent accrued prior to such termination.

               Section 8. CHOICE OF LAW.


               The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

               Section 9. TERMS.

               The  terms  "vote  of  a  majority  of  the  outstanding   voting
securities," "assignment," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

                            [Signature Pages Follow]


















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               IN WITNESS  WHEREOF,  the parties have executed this Agreement as of the day and year first above written.


                                              ROBECO SECURITIES, L.L.C.



                                              By:
                                                 ------------------------------
                                                 Name:
                                                 Title:



                                              ROBECO-SAGE MULTI-STRATEGY
                                              INSTITUTIONAL FUND, L.L.C.



                                              By:
                                                 ------------------------------
                                                 Name:  Timothy J. Stewart
                                                 Title:    Manager